Exhibit 99.3
Unaudited Pro Forma Condensed Consolidated Financial Statements of Valeant Pharmaceuticals International
On May 26, 2010, Valeant Pharmaceuticals International (the “Company”) completed the acquisition of Princeton Pharma Holdings LLC, and its wholly owned operating subsidiary, Aton Pharma, Inc. (collectively, “Aton”) for cash consideration of $317.5 million, net of cash acquired, subject to certain closing adjustments. Additionally, we agreed to pay future milestone payments of up to $390.0 million, with an aggregate fair value at acquisition of $19.7 million, predominately based upon the achievement of approval and commercial targets for certain pipeline products in development.
The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and for the three months ended March 31, 2010 included in this report have been prepared as if the acquisition occurred on January 1, 2009. The historical consolidated statements of operations have been adjusted in the unaudited pro forma condensed consolidated financial statements to only give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the:
•	Company’s historical financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2009;

•	Company’s historical financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Separate historical financial statements of Aton as of and for the year ended December 31, 2009 and the related notes included within this Form 8-K/A; and

•	Separate historical financial statements of Aton as of and for the three months ended March 31, 2010 and the related notes included within this Form 8-K/A.
The unaudited condensed consolidated balance sheet contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 reflects the acquisition of Aton and thus, is not included in this report.
The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. Additionally, the unaudited pro forma condensed consolidated financial information does not purport to project the future operating results of the combined company.
The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial information does not reflect any operating synergies or other operational improvements, if any, that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of the Company and Aton or the costs necessary to achieve potential operating synergies and revenue enhancements.

Valeant Pharmaceuticals International
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009
(In thousands, except per share amounts)

	Year Ended December 31, 2009
			Pro Forma
	As Reported	Aton	Adjustments		Pro Forma
Revenues:
Product sales	$710,761	$59,452	$—		$770,213
Service revenue	22,389	—	—		22,389
Alliance revenue	97,311	—	—		97,311

Total revenues	830,461	59,452	—		889,913

Costs and expenses:
Cost of goods sold (excluding amortization)	192,974	11,239	(1,349	)(a)	202,864
Cost of services	17,836	—	—		17,836
Selling, general and administrative	255,782	26,561	—		282,343
Research and development costs, net	43,977	2,024	—		46,001
Special charges and credits	6,351	—	—		6,351
Restructuring and acquisition-related costs	10,068	—	—		10,068
Amortization expense	70,640	2,505	21,725	(b)	94,870

Total costs and expenses	597,628	42,329	20,376		660,333

Income from operations	232,833	17,123	(20,376)		229,580

Other expense, net including translation and exchange	(1,455)	—	—		(1,455)
Gain on early extinguishment of debt	7,221	—	—		7,221
Interest income	4,321	43	(4,364	)(c)	—
Interest expense	(43,571)	(4,114)	(4,937	)(d)	(52,622)

Income from continuing operations before income taxes	199,349	13,052	(29,677)		182,724
Provision (benefit) for income taxes	(58,270)	4,488	(11,277	)(e)	(65,059)

Income from continuing operations	257,619	8,564	(18,400)		247,783
Less: income from continuing operations attributable to noncontrolling interest	3	—	—		3

Income from continuing operations attributable to controlling interest	$257,616	$8,564	$(18,400)		$247,780

Income per share from continuing operations attributable controlling interest:
Basic	$3.15				$3.03

Diluted	$3.07				$2.95

Shares used in per share computations:
Basic	81,781				81,781

Diluted	83,970				83,970

See notes to unaudited pro forma condensed consolidated financial statements.

Valeant Pharmaceuticals International
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2010
(In thousands, except per share amounts)

	Three Months Ended March 31, 2010
			Pro Forma
	As Reported	Aton	Adjustments		Pro Forma
Revenues:
Product sales	$204,507	$16,143	$—		$220,650
Service revenue	4,960	—	—		4,960
Alliance revenue	22,524	—	—		22,524

Total revenues	231,991	16,143	—		248,134

Costs and expenses:
Cost of goods sold (excluding amortization)	54,203	2,264	(337	)(a)	56,130
Cost of services	3,166	—	—		3,166
Selling, general and administrative	70,541	8,836	—		79,377
Research and development costs, net	10,402	935	—		11,337
Special charges and credits	538	—	—		538
Restructuring and acquisition-related costs	1,024	—	—		1,024
Amortization expense	19,330	288	5,769	(b)	25,387

Total costs and expenses	159,204	12,323	5,432		176,959

Income from operations	72,787	3,820	(5,432)		71,175

Other expense, net including translation and exchange	(524)	—	—		(524)
Interest income	459	18	(477	)(c)	—
Interest expense	(13,090)	(1,163)	(1,116	)(d)	(15,369)

Income from continuing operations before income taxes	59,632	2,675	(7,025)		55,282
Provision for income taxes	24,030	1,196	(2,670	)(e)	22,556

Income from continuing operations	35,602	1,479	(4,355)		32,726
Less: income from continuing operations attributable to noncontrolling interest	1	—	—		1

Income from continuing operations attributable to controlling interest	$35,601	$1,479	$(4,355)		$32,725

Income per share from continuing operations attributable to controlling interest:
Basic	$0.45				$0.42

Diluted	$0.43				$0.40

Shares used in per share computations:
Basic	78,465				78,465

Diluted	82,332				82,332

See notes to unaudited pro forma condensed consolidated financial statements.

Valeant Pharmaceuticals International
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(In thousands)
Note 1 – Basis of Presentation
The unaudited pro forma condensed consolidated statements of operations are based on historical statements of operations of Valeant Pharmaceuticals International (“Valeant” or the “Company”) and Princeton Pharma Holdings LLC, and its wholly owned operating subsidiary, Aton Pharma, Inc. (collectively, “Aton”), after giving effect to the acquisition of Aton as if it occurred on January 1, 2009 for the year ended December 31, 2009 and three months ended March 31, 2010. Certain reclassifications have been made to the historical financial statements of Aton to conform to Valeant’s presentation.
The purchase price for the Aton acquisition consisted of $317.5 million in cash, net of cash acquired, subject to certain closing adjustments, and contingent consideration of up to $390.0 million for future milestones, with an aggregate fair value at acquisition of $19.7 million, predominantly based upon the achievement of approval and commercial targets for certain pipeline products in development. Under accounting rules for business combinations, obligations that are contingently payable to the sellers based upon the occurrence of one or more future events are to be recorded as a discounted liability on the Company’s balance sheet. The fair value of the obligation to pay contingent consideration was based on probability-weighted payments adjusted by a probability of success (“POS”) factor corresponding to the POS factor for the respective pipeline product, then discounted using a 4% discount rate. The range of the undiscounted amounts the Company could be obligated to pay as contingent consideration ranges from $0 to $390.0 million. The Company will periodically reassess the estimated fair value of the contractual obligation to pay the contingent consideration and any changes in estimated fair value will be recorded in the Company’s statement of operations. The estimate of the fair value of contingent consideration requires very subjective assumptions to be made of various potential POS scenarios and discount rates. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and therefore materially affect the Company’s future financial results.
The following table summarizes the estimated fair values of the net assets acquired:

Accounts receivable	$11,819
Inventories	16,481
Other current assets	9,078
Long-term assets	8,892
Identifiable intangible assets:
Developed technologies	341,300
Trade names	6,900
Acquired in-process research and development	9,700
Goodwill	103,928
Current liabilities	(28,234)
Long-term liabilities, primarily deferred taxes	(142,632)

Net assets acquired	$337,232

Long-term liabilities include a $5.3 million liability for unfavorable international distribution agreements and $13.4 million for deferred purchase price payments payable in 2012 through 2019. The deferred purchase price payments relate to certain products acquired by Aton in 2009 and are contingent on the continued absence of generic competition for one of the products.
The purchase price is subject to certain closing adjustments as defined in the purchase agreement. Purchase price adjustments recorded subsequent to this date will affect the recorded amount of goodwill.

Valeant Pharmaceuticals International
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements-(Continued)
(In thousands)
Note 2 – Pro Forma Adjustments
(a)	To record the amortization of liability for unfavorable international distribution contracts recorded in connection with the acquisition.

(b)	To record incremental amortization expense for the identified intangible assets for developed technologies and trade names based upon the estimated fair value assigned to these assets at the date of acquisition and useful lives ranging from 5 to 15 years. Amortization expense adjustments are as follows:

	Weighted	Year Ended	Three Months
	average	December 31,	Ended March
	useful life	2009	31, 2010
Amortization of developed technology	13.3 years	$22,850	$5,712
Amortization of trade names	5 years	1,380	345
Eliminate Aton’s historical intangible assets amortization		(2,505)	(288)

Total adjustments to amortization expense		$21,725	$5,769

(c)	To record the reduction in Valeant’s interest income due to use of Valeant cash and marketable securities, net of cash acquired, to fund the acquisition. This also reflects the reversal of Aton’s historical interest income as it is assumed Aton’s cash would be used to fund the acquisition.

(d)	To record the following interest expense adjustments:

	Year Ended	Three Months
	December 31,	Ended March
	2009	31, 2010
Eliminate interest expense recorded by Aton related to debt not assumed by Valeant and accretion of deferred Timoptic acquisition payments	$(4,114)	$(1,163)
Record interest expense on borrowings to fund the Aton acquisition	7,793	1,948
Record accretion of deferred Timoptic acquisition payments	469	134
Record accretion of contingent consideration	789	197

Total adjustments to interest expense	$4,937	$1,116

(e)	To record the income tax effect relating to adjustments using the appropriate local statutory tax rates.